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                                                                    EXHIBIT 99.1


                                     ONEIDA

                                  NEWS RELEASE



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INVESTOR RELATIONS CONTACTS:                         PRESS CONTACTS:
Gregg Denny, Chief Financial Officer           David Gymburch, Corporate Public Relations
Oneida Ltd.  (315) 361-3138                           Oneida Ltd. (315) 361-3271
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FOR IMMEDIATE RELEASE

                  ONEIDA AGREES TO SELL BUFFALO CHINA FACTORY;
                  PLANT TO OPERATE AS INDEPENDENT SUPPLIER TO ONEIDA

ONEIDA, NY- January 20, 2004 - Oneida Ltd. (NYSE:OCQ) today announced that it has agreed to sell certain assets of its Buffalo China dinnerware factory in Buffalo, N.Y., to BC Acquisition Company LLC of Buffalo for $5.5 million in cash.

The sale includes the factory buildings and associated equipment, materials and supplies. The Buffalo China name and all other Buffalo China trademarks and logos will remain the property of Oneida. The transaction does not include the Buffalo China warehouse in Buffalo, N.Y.; Oneida is continuing to explore its options for that location. Completion of the transaction is subject to certain conditions being satisfied by both sides, and it is expected to be finalized during Oneida's 2004 first fiscal quarter.

Under the proposed transaction, BC Acquisition Company plans to operate the Buffalo factory as an independent supplier to the dinnerware industry, including Oneida. The company will be headed by Robert L. Lupica, who has been Oneida's Senior Vice President and General Manager for Buffalo Operations.

Oneida had announced on October 31, 2003 that it decided to close the Buffalo factory, along with four other factory sites, because of factors involving manufacturing costs. Oneida will continue operating the Buffalo site through the completion of the sale. The other four locations, including a dinnerware factory in Juarez, Mexico; flatware factory in Toluca, Mexico; holloware factory in Shanghai, China; holloware factory in Vercelli, Italy, are scheduled to close as planned within the next few weeks. Those facilities' assets are in the process of being sold.

"We are especially pleased to reach the Buffalo sale agreement, which is a positive development for the city of Buffalo as well as Oneida," said Peter J. Kallet, Oneida Chairman and Chief Executive Officer. "As we have previously stated, Buffalo and the other factory sites have been vital parts of our company, and the decision to close them was an extremely difficult action."

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Mr. Lupica, heading BC Acquisition, said "This transaction is contingent upon our finalizing governmental assistance packages, and we appreciate the efforts of local and state government leaders on our behalf. Our goal is to continue a smooth flow of dinnerware products to Oneida. We are committed to improving the factory so it can remain as a fixture in Buffalo."

Oneida Ltd. is a leading source of flatware, dinnerware, crystal, glassware and metal serveware for both the consumer and foodservice industries worldwide.

Forward Looking Information
With the exception of historical data, the information contained in this Press Release, as well as those other documents incorporated by reference herein, may constitute forward-looking statements, within the meaning of the Federal securities laws, including but not limited to the Private Securities Litigation Reform Act of 1995. As such, the Company cautions readers that changes in certain factors could affect the Company's future results and could cause the Company's future consolidated results to differ materially from those expressed or implied herein. Such factors include, but are not limited to: changes in national or international political conditions; civil unrest, war or terrorist attacks; general economic conditions in the Company's own markets and related markets; difficulties or delays in the development, production and marketing of new products; the impact of competitive products and pricing; certain assumptions related to consumer purchasing patterns; significant increases in interest rates or the level of the Company's indebtedness; inability of the Company to maintain sufficient levels of liquidity; failure of the Company to obtain needed waivers and/or amendments relative to its financing agreements; foreign currency fluctuations; major slowdowns in the retail, travel or entertainment industries; the loss of several of the Company's key executives, major customers or suppliers; underutilization of or negative variances at some or all of the Company's plants and factories; the Company's failure to achieve the savings and profit goals of any planned restructuring or reorganization programs; international health epidemics such as the SARS outbreak; the impact of changes in accounting standards; potential legal proceedings; changes in pension and medical benefit costs; and the amount and rate of growth of the Company's selling, general and administrative expenses.